Exhibit 10.28.1

ALERIS CORPORATION

2010 EQUITY INCENTIVE PLAN

AMENDMENT 1 TO

RESTRICTED STOCK UNIT AGREEMENT

On June 11, 2011 you were granted restricted stock units of Aleris Corporation (the “Company”) pursuant to an Award Agreement issued under the Company’s 2010 Equity Incentive Plan (the “Plan”).

In light of the Company becoming a public company, we have amended, restated and renamed the Plan as the 2012 Equity Incentive Plan and we have mutually agreed to amend the terms of your Award Agreement, effective immediately prior to the effectiveness of an initial public offering of the Company pursuant to the Form S-1 filed with the Securities and Exchange Commission on April 26, 2011, as amended (the “IPO”), as follows:

1.	Section 1. Grant of Restricted Stock Units. The last two sentences of Section 1 are deleted.

2.	Section 9(b). Governmental Regulations and Stop-Transfer Orders. Section 9(b) is amended to delete subsections 9(b)(v), 9(c) and 9(d).

3.	Section 10(b). Tax Reporting. Section 10(b) is amended and restated to read in its entirety as follows:

(b) For purposes of this Agreement, “Fair Market Value” is defined in the Plan.

4.	Section 13. Stockholders Agreement. Section 13 is deleted.

5.	Section 15. Restricted Stock Units Subject to the Plan. Section 15 is amended and restated to read in its entirety as follows:

Restricted Stock Units Subject to the Plan. By entering into this Agreement, the Participant agrees and acknowledges that (i) the Participant has received and read a copy of the Plan as in effect on the date hereof, and (ii) the Restricted Stock Units are subject to the Plan. In the event of a conflict between any term or provision contained in this Agreement and any term or provision of the Plan, the terms and provisions of this Agreement shall prevail. No amendment to the Plan or this Agreement that is inconsistent with the express terms of this Agreement and that adversely affects any of the Participant’s rights under this Agreement shall be effective as to this Agreement without the Participant’s prior written consent; provided, however, the Committee may amend the Plan and this Agreement to the extent necessary to comply with the applicable law.

6.	Effective date of this Amendment. This Amendment is effective immediately prior to the effectiveness of the IPO.

7.	Continued Terms of Restricted Stock Units. Except as otherwise amended in this Agreement, your restricted stock units remain subject in all respects to the terms and conditions of the Award Agreement and the 2012 Equity Incentive Plan and you acknowledge that a copy of the 2012 Equity Incentive Plan has been provided to you.

Please indicate your acceptance of this Amendment to the Award Agreement with respect to your restricted stock units by signing and returning a copy of this Amendment to the address set forth below as soon as practicable.

ALERIS CORPORATION

Christopher R. Clegg
Executive Vice President, General Counsel & Secretary

Roelof IJ. Baan
Date:

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